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                                                                   Exhibit 4.a.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             CONEXANT SYSTEMS, INC.



                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware



                  Conexant Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

                  FIRST: Resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Company for their consideration were duly adopted by the Board of Directors of the Company at a meeting held on December 8 and 9, 1999.

                   SECOND: Thereafter, pursuant to the By-laws of the Company, the annual meeting of stockholders of the Company was duly held on February 10, 2000, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware setting forth a summary of the proposed changes to be effected by said
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amendment, at which meeting a majority of the outstanding shares of stock entitled to vote thereon, as prescribed by statute and by the Restated Certificate of Incorporation of the Company, were voted in favor of said amendment.

                  THIRD: Said amendment would amend the Restated Certificate of Incorporation of the Company by deleting the first paragraph of Article FOURTH and substituting in lieu thereof the following new first paragraph of Article FOURTH, to read in its entirety as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,025,000,000, of which 25,000,000 shares without par value are to be of a class designated Preferred Stock and 1,000,000,000 shares of the par value of $1 each are to be of a class designated Common Stock."

                  FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  FIFTH: Said amendment shall become effective immediately upon filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

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                  IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its officer thereunto duly authorized, this 16th day of February, 2000.



                                            CONEXANT SYSTEMS, INC.



                                            By: /s/ Dennis E. O'Reilly
                                               ---------------------------------
                                               Name:   Dennis E. O'Reilly
                                               Title:  Senior Vice President,
                                                       General Counsel and
                                                       Secretary

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